Exhibit 99.1

PRESS RELEASE

Beazer Homes Reports Strong First Quarter Fiscal 2021 Results
ATLANTA, January 28, 2021 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three months ended December 31, 2020.
“We finished the first quarter of our fiscal year with very strong operational and financial results,” said Allan P. Merrill, the company’s Chairman and Chief Executive Officer. “We generated a significantly higher sales pace relative to the same quarter last year, more than offsetting a temporary reduction in our community count. At the same time, we increased the number of lots we own or control as we position for enhanced growth in the coming years. On the financial side, profitability expanded meaningfully with notable improvements in both gross margin and overhead cost efficiency leading to higher Adjusted EBITDA and Net Income.”

Commenting on Fiscal 2021 full year expectations, Mr. Merrill said, “With the strong results we generated in the first quarter, a healthy demand environment and a dollar value of backlog of sold homes up nearly 60% compared to this time last year, we have confidence that we will generate substantial growth in book value while continuing to reduce leverage.”

Looking beyond Fiscal 2021, Mr. Merrill concluded, “Our pivot to growth this year, supported by our differentiated and comprehensive ESG program, has positioned us to create durable and growing value for our customers, employees, partners and shareholders in the years ahead.”
Beazer Homes Fiscal First Quarter 2021 Highlights and Comparison to Fiscal First Quarter 2020
•Net income from continuing operations of $12.0 million, compared to net income from continuing operations of $2.8 million in fiscal first quarter 2020
•Adjusted EBITDA of $43.6 million, up 48.5%
•Homebuilding revenue of $424.2 million, up 1.6% on a 1.4% increase in average selling price to $380.8 thousand and a 0.2% increase in home closings to 1,114
•Homebuilding gross margin was 17.6%, up 250 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 22.1%, up 230 basis points
•SG&A as a percentage of total revenue was 12.7%, down 60 basis points year-over-year
•Net new orders of 1,442, up 15.3% on a 42.4% increase in orders/community/month to 3.5 and a 19.0% decrease in average community count to 136
•Dollar value of backlog of $1,162.4 million, up 58.8%
•Unrestricted cash at quarter end was $244.6 million; total liquidity was $494.6 million

The following provides additional details on the Company's performance during the fiscal first quarter 2021:
Profitability. Net income from continuing operations was $12.0 million, generating diluted earnings per share of $0.40. First quarter adjusted EBITDA of $43.6 million was up $14.2 million year-over-year. The increase in profitability was primarily driven by higher homebuilding gross margin and improved SG&A leverage.
Orders. Net new orders for the first quarter increased to 1,442, up 15.3% from the prior year, achieving the highest first quarter level in more than a decade. The increase in net new orders was driven by a 42.4% increase in the absorption rate to 3.5 sales per community per month, up from 2.5 in the previous year, partially offset by a 19.0% decrease in average community count to 136. The cancellation rate for the quarter was 12.3%, down 260 basis points year-over-year.

Backlog. The dollar value of homes in backlog as of December 31, 2020 increased 58.8% to $1,162.4 million, representing 2,837 homes, compared to $732.1 million, representing 1,847 homes, at the same time last year. The average selling price of homes in backlog was $409.7 thousand, up 3.4% year-over-year.
Homebuilding Revenue. First quarter homebuilding revenue was $424.2 million, up 1.6% year-over-year. The increase in homebuilding revenue was driven by a 1.4% increase in the average selling price to $380.8 thousand and a 0.2% increase in home closings to 1,114 homes.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 22.1% for the first quarter, up 230 basis points year-over-year, driven primarily by lower sales incentives and pricing increases. Gross margin was up across each of our geographic segments.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 12.7% for the quarter, down 60 basis points year-over-year as a result of our continued focus on overhead cost management.
Liquidity. At the close of the first quarter, the Company had approximately $494.6 million of available liquidity, including $244.6 million of unrestricted cash and $250.0 million remaining capacity on its secured revolving credit facility.
Commitment to Net Zero Energy Ready
During the quarter, we took an important step forward in our leadership position around energy efficiency. In December, we became the first national builder to publicly commit to ensuring every home we build is Net Zero Energy Ready by the end of 2025. We calculate the energy performance of our homes using the industry standard Home Energy Rating System (HERS), which measures energy efficiency on an easy to understand scale: the lower the number, the more energy efficient the home. Net Zero Energy Ready means that every home we build will have a gross HERS index score (before any benefit of renewable energy production) of 45 or less, and homeowners will be able to achieve net zero energy by attaching a properly sized renewable energy system. Reaching our Net Zero Energy Ready target represents a significant improvement in energy efficiency and will lead to a reduction in greenhouse gas emissions.

Summary results for the three months ended December 31, 2020 are as follows:

	Three Months Ended December 31,
	2020	2019	Change*
New home orders, net of cancellations	1,442	1,251	15.3%
Orders per community per month	3.5	2.5	42.4%
Average active community count	136	168	(19.0)%
Actual community count at quarter-end	134	166	(19.3)%
Cancellation rates	12.3%	14.9%	-260 bps

Total home closings	1,114	1,112	0.2%
Average selling price (ASP) from closings (in thousands)	$380.8	$375.4	1.4%
Homebuilding revenue (in millions)	$424.2	$417.4	1.6%
Homebuilding gross margin	17.6%	15.1%	250 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	17.8%	15.1%	270 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	22.1%	19.8%	230 bps

Income from continuing operations before income taxes (in millions)	$16.2	$2.6	$13.6
Expense (benefit) from income taxes (in millions)	$4.1	$(0.2)	$4.3
Income from continuing operations (in millions)	$12.0	$2.8	$9.2
Basic income per share from continuing operations	$0.40	$0.09	$0.31
Diluted income per share from continuing operations	$0.40	$0.09	$0.31

Income from continuing operations before income taxes (in millions)	$16.2	$2.6	$13.6
Inventory impairments and abandonments (in millions)	$(0.5)	$—	$(0.5)
Income from continuing operations excluding inventory impairments and abandonments before income taxes (in millions)	$16.7	$2.6	$14.1
Income from continuing operations excluding inventory impairments and abandonments after income taxes (in millions)+	$12.6	$2.8	$9.8

Net income	$12.0	$2.7	$9.3

Land and land development spending (in millions)	$109.6	$146.0	$(36.3)

Adjusted EBITDA (in millions)	$43.6	$29.4	$14.2
LTM Adjusted EBITDA (in millions)	$218.6	$182.7	$35.9
* Change and totals are calculated using unrounded numbers.
+ For the three months ended December 31, 2020, inventory impairments and abandonments were tax-effected at the effective tax rate of 24.7%. For the three months ended December 31, 2019, there were no inventory impairments and abandonments.
"LTM" indicates amounts for the trailing 12 months.

	As of December 31,
	2020	2019	Change
Backlog units	2,837	1,847	53.6%
Dollar value of backlog (in millions)	$1,162.4	$732.1	58.8%
ASP in backlog (in thousands)	$409.7	$396.4	3.4%
Land and lots controlled	18,801	19,742	(4.8)%

Conference Call
The Company will hold a conference call on January 28, 2021 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 517-308-9429). To be admitted to the call, enter the pass code “8571348". A replay of the conference call will be available, until 10:00 PM ET on February 5, 2021 at 800-879-6115 (for international callers, dial 402-220-4742) with pass code “3740.”

About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, which will save you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (ii) economic changes nationally or in local markets, changes in consumer confidence, wage levels, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (iii) the potential negative impact of the COVID-19 pandemic, which, in addition to exacerbating each of the risks listed above and below, may include a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, an inability to sell and build homes in a typical manner or at all, increased costs or decreased supply of building materials, including lumber, or the availability of subcontractors, housing inspectors, and other third-parties we rely on to support our operations, and recognizing charges in future periods, which may be material, for goodwill impairments, inventory impairments and/or land option contract abandonments; (iv) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (v) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (vi) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (vii) our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility) or adverse credit market conditions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels; (viii) market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital); (ix) terrorist acts, protests and civil unrest, political uncertainty, natural disasters, acts of war or other factors over which the Company has little or no control; (x) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (xi) increases in mortgage interest rates, increased disruption in the availability of mortgage financing, changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes or an increased number of foreclosures; (xii) increased competition or delays in reacting to changing consumer preferences in home design; (xiii) natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiv) the potential recoverability of our deferred tax assets; (xv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xvi) the results of litigation or government proceedings and fulfillment of any related obligations; (xvii) the impact of construction defect and home warranty claims; (xviii) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xix) the impact of information technology failures, cybersecurity issues or data security breaches; or (xx) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,
in thousands (except per share data)	2020	2019
Total revenue	$428,539	$417,804
Home construction and land sales expenses	352,781	354,667
Inventory impairments and abandonments	465	—
Gross profit	75,293	63,137
Commissions	16,507	16,065
General and administrative expenses	37,976	39,699
Depreciation and amortization	3,122	3,427
Operating income	17,688	3,946
Equity in loss of unconsolidated entities	(75)	(13)
Other expense, net	(1,452)	(1,340)
Income from continuing operations before income taxes	16,161	2,593
Expense (benefit) from income taxes	4,125	(211)
Income from continuing operations	12,036	2,804
Loss from discontinued operations, net of tax	(39)	(58)
Net income	$11,997	$2,746
Weighted average number of shares:
Basic	29,771	29,746
Diluted	30,086	30,138

Basic income (loss) per share:
Continuing operations	$0.40	$0.09
Discontinued operations	—	—
Total	$0.40	$0.09
Diluted income (loss) per share:
Continuing operations	$0.40	$0.09
Discontinued operations	—	—
Total	$0.40	$0.09

	Three Months Ended
	December 31,
Capitalized Interest in Inventory	2020	2019
Capitalized interest in inventory, beginning of period	$119,659	$136,565
Interest incurred	19,902	21,556
Interest expense not qualified for capitalization and included as other expense	(1,600)	(1,442)
Capitalized interest amortized to home construction and land sales expenses	(18,813)	(19,669)
Capitalized interest in inventory, end of period	$119,148	$137,010

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	December 31, 2020	September 30, 2020
ASSETS
Cash and cash equivalents	$244,628	$327,693
Restricted cash	17,420	14,835
Accounts receivable (net of allowance of $348 and $358, respectively)	18,599	19,817
Income tax receivable	9,203	9,252
Owned inventory	1,413,990	1,350,738
Investments in unconsolidated entities	3,928	4,003
Deferred tax assets, net	221,168	225,143
Property and equipment, net	22,111	22,280
Operating lease right-of-use assets	13,592	13,103
Goodwill	11,376	11,376
Other assets	8,459	9,240
Total assets	$1,984,474	$2,007,480
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$120,863	$132,192
Operating lease liabilities	15,560	15,333
Other liabilities	110,264	135,983
Total debt (net of debt issuance costs of $10,483 and $10,891, respectively)	1,131,725	1,130,801
Total liabilities	1,378,412	1,414,309
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,253,816 issued and outstanding and 31,012,326 issued and outstanding, respectively)	31	31
Paid-in capital	857,360	856,466
Accumulated deficit	(251,329)	(263,326)
Total stockholders’ equity	606,062	593,171
Total liabilities and stockholders’ equity	$1,984,474	$2,007,480

Inventory Breakdown
Homes under construction	$625,296	$525,021
Development projects in progress	563,285	589,763
Land held for future development	23,068	28,531
Land held for sale	10,045	12,622
Capitalized interest	119,148	119,659
Model homes	73,148	75,142
Total owned inventory	$1,413,990	$1,350,738

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended December 31,
SELECTED OPERATING DATA	2020	2019
Closings:
West region	642	694
East region	223	192
Southeast region	249	226
Total closings	1,114	1,112

New orders, net of cancellations:
West region	782	737
East region	320	233
Southeast region	340	281
Total new orders, net	1,442	1,251

	As of December 31,
Backlog units at end of period:	2020	2019
West region	1,505	1,025
East region	721	382
Southeast region	611	440
Total backlog units	2,837	1,847
Dollar value of backlog at end of period (in millions)	$1,162.4	$732.1

in thousands	Three Months Ended December 31,
SUPPLEMENTAL FINANCIAL DATA	2020	2019
Homebuilding revenue:
West region	$232,940	$254,398
East region	97,964	77,645
Southeast region	93,325	85,356
Total homebuilding revenue	$424,229	$417,399

Revenue:
Homebuilding	$424,229	$417,399
Land sales and other	4,310	405
Total revenue	$428,539	$417,804

Gross profit:
Homebuilding	$74,837	$63,108
Land sales and other	456	29
Total gross profit	$75,293	$63,137

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.

	Three Months Ended December 31,
in thousands	2020		2019
Homebuilding gross profit/margin	$74,837	17.6%	$63,108	15.1%
Inventory impairments and abandonments (I&A)	465		—
Homebuilding gross profit/margin before I&A	75,302	17.8%	63,108	15.1%
Interest amortized to cost of sales	18,560		19,669
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	$93,862	22.1%	$82,777	19.8%

Reconciliation of Adjusted EBITDA to total company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income (loss) determined in accordance with GAAP as an indicator of operating performance.
The reconciliation of Adjusted EBITDA to total company net income (loss) below differs from prior year, as it reclassifies stock-based compensation expense from an adjustment within EBITDA to an adjustment within Adjusted EBITDA in order to accurately present EBITDA per its definition.

	Three Months Ended December 31,		LTM Ended
in thousands	2020	2019	2020	2019
Net income (loss)	$11,997	$2,746	$61,477	$(84,085)
Expense (benefit) from income taxes	4,114	(228)	22,006	(33,549)
Interest amortized to home construction and land sales expenses and capitalized interest impaired	18,813	19,669	94,806	111,172
Interest expense not qualified for capitalization	1,600	1,442	8,626	4,309
EBIT	36,524	23,629	186,915	(2,153)
Depreciation and amortization	3,122	3,427	15,335	15,416
EBITDA	39,646	27,056	202,250	13,263
Stock-based compensation expense	3,511	2,311	11,236	10,723
Loss on extinguishment of debt	—	—	—	24,920
Inventory impairments and abandonments (b)	465	—	2,576	133,819
Restructuring and severance expenses	(10)	—	1,307	—
Litigation settlement in discontinued operations	—	—	1,260	—
Adjusted EBITDA	$43,612	$29,367	$218,629	$182,725
(a) “LTM” indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired.”